UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2007

The Charles Schwab Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 1-9700

Delaware	94-3025021
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

120 Kearny Street, San Francisco, CA 94108

(Address of principal executive offices, including zip code)

(415) 636-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2007, at a meeting of the Compensation Committee (the Committee) of the Board of Directors of The Charles Schwab Corporation (CSC), the Committee approved the grant, effective November 1, 2007, of the following restricted stock and stock option awards under CSC’s 2004 Stock Incentive Plan to certain named executive officers:

Name and Principal Position	Value of Restricted Shares(1) ($)	Value of Stock Options(2) ($)
Charles R. Schwab Chairman and Chief Executive Officer	0	3,500,000

Joseph R. Martinetto Executive Vice President and Chief Financial Officer	250,000	750,000

Walter W. Bettinger II President and Chief Operating Officer	0	2,500,000

Carrie E. Dwyer Executive Vice President, General Counsel and Corporate Secretary	200,000	600,000

(1)

The restricted stock awards will have a date of grant of November 1, 2007 and will vest in increments of 25% on the first, second, third and fourth anniversary of the date of grant, based on CSC achieving a performance target related to pre-tax adjusted income divided by revenue (“pre-tax contribution margin”) and revenue growth for the one-year performance period ending on each September 30 preceding the vesting date. The number of restricted shares will be calculated by dividing the value of the award by the fair market value of a share of common stock on the date of grant.

(2)

The stock options will have a date of grant of November 1, 2007 and will vest 25% on each of the first, second, third, and fourth anniversary of the date of grant. The stock options will have a term of seven years. The stock options will have an exercise price equal to 103% of the closing price of CSC’s common stock on the date of grant. The number of stock options will be calculated by dividing the value of the award by the fair value of a stock option as valued by a binomial stock option pricing model on the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHARLES SCHWAB CORPORATION

Date: October 24, 2007	By:	/s/ Joseph R. Martinetto
Joseph R. Martinetto Executive Vice President and Chief Financial Officer

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